Exhibit 99.1

BOYD GAMING CORPORATION ANNOUNCES OFFERING
OF $200 MILLION SENIOR SUBORDINATED NOTES

LAS VEGAS, NV — MARCH 22, 2002 — Boyd Gaming Corporation (NYSE:BYD) today announced that it intends to offer $200 million aggregate principal amount of 10-year senior subordinated notes pursuant to a private placement, subject to market and certain other conditions. The Company stated that it intends to use the net proceeds of the offering to repay and refinance outstanding indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.